Exhibit 99.1

Investor Relations Contact:
James E. Brenn, Senior VP and Chief Financial Officer
(414) 259-5855

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR

THE FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2008

MILWAUKEE, WI August 14, 2008/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2008 fourth quarter consolidated net sales of $581.1 million and consolidated net income of $0.5 million or $0.01 per diluted share. The fourth quarter of fiscal 2007 had restated consolidated net sales of $677.6 million and restated consolidated net income of $18.1 million, or $0.36 per diluted share. The consolidated net sales decrease of $96.5 million or 14% was due primarily to decreased shipment volumes in both the Engines and Power Products Segments. Included in net income for the fiscal 2008 fourth quarter is a $13.3 million pretax ($8.1 million after tax or $0.16 per diluted share) gain associated with the reduction of certain post closing employee benefit costs related to the closing of the Port Washington, Wisconsin manufacturing facility. Included in the fourth quarter of fiscal 2007 was a $7.9 million pretax ($4.8 million after tax or $0.09 per diluted share) write-down of assets associated with the plan to close the Port Washington facility. After considering the impact of the items related to the Wisconsin facility and snow engine recall expenses in the fourth quarter of 2007, fourth quarter consolidated net income was lower by $33.7 million as compared to the prior year. Lower net income is primarily the result of lower sales volumes, increased engineering, selling and administrative expenses and lower utilization of production facilities in the Power Products Segment.

For fiscal 2008, the company had consolidated net sales of $2.15 billion and consolidated net income of $22.6 million or $0.46 per diluted share. Fiscal 2007 restated consolidated net sales were $2.16 billion, and restated consolidated net income was $6.7 million or $0.13 per diluted share. The $5.4 million decrease in consolidated net sales was due to the net effect of reduced shipment volumes in both operating segments being offset by a favorable mix of product and currency exchange rates in the Engines Segment. Fiscal 2008 consolidated net income included the $13.3 million pretax ($8.1 million after tax) gain associated with the reduction of certain post closing employee benefit costs referred to above and a $22.2 million pretax ($15.1 million after tax) net gain resulting from the sale of an investment of preferred stock and expense from a snow engine recall. Fiscal 2007 consolidated net income includes a $43.1 million pretax ($26.2 million after tax) write-down of assets associated with the rationalization of two manufacturing plants. After considering the impact of these items, fiscal 2008 consolidated net income was lower by $33.5 million compared to the prior year, primarily the result of lower utilization of the production facilities, increased engineering, selling and administrative expenses and a lower effective tax rate.

Engines:

Fiscal 2008 fourth quarter net sales were $389.6 million versus the restated $462.4 million for the same period a year ago, a decrease of $72.8 million or 16%. The decrease in net sales was primarily the result of a 25% decrease in engine unit shipments compared to the same period a year ago offset by a favorable currency exchange rate and mix of product shipped. Engine shipments for lawn and garden applications were significantly impacted by lower retail sales caused by depressed home sales and weak consumer confidence.

Net sales for fiscal 2008 were $1.46 billion versus the restated $1.45 billion in the prior year, an increase of $12.8 million or 1%. The increase reflects the impact of a favorable mix of shipped products and a favorable currency exchange rate offset by a 4% reduction of engine shipments. The decrease in unit volume is primarily due to the lower demand for engine powered lawn and garden equipment in the U.S. that was experienced in the fourth quarter.

Income from operations for the fourth quarter of fiscal 2008 was $18.8 million, down $6.0 million from a restated $24.8 million during the same period in the prior year. After considering the impact of the snow engine recall in the fourth quarter of fiscal 2007, income from operations was lower by $11.0 million between years, the result of lower sales volumes and increased selling and administrative expenses being partially offset by lower manufacturing costs related primarily to the rationalization of a manufacturing plant.

Income from operations for fiscal 2008 was $69.5 million, up $43.0 million from a restated $26.5 million in fiscal 2007. Approximately $20.4 million of the improvement is due to fiscal 2007 expenses incurred with the write-down of assets associated primarily with the rationalization of a major manufacturing plant in the United States that were not incurred in fiscal 2008 offset by the increased expense of the snow engine recall in fiscal 2008. The balance of the improvement resulted primarily from manufacturing cost reductions and the savings from the rationalization of the manufacturing plant in the United States. The gains in manufacturing were partially offset by increases in selling and administrative expenses.

Power Products:

Fiscal 2008 fourth quarter net sales were $245.6 million versus a restated $283.0 million from the same period a year ago, a decrease of $37.4 million. The net sales decrease was due to a reduction in unit shipments in every product category except shipments of lawn and garden equipment to mass retailers, which reflected product placement that the company did not have in the prior year. Generally, these sales decreases mirror the weak consumer demand experienced during the spring selling season.

Net sales for fiscal 2008 were $870.4 million versus a restated $890.0 million in the prior year, a $19.6 million decrease. The net sales decrease for the year was caused by the same factors discussed for the quarter.

The loss from operations in the fourth quarter of fiscal 2008 was $4.1 million, which included the $13.3 million gain related to reduced benefit costs associated with the closing of the Port Washington, Wisconsin facility. Restated income from operations in the fourth quarter of fiscal 2007 was $0.3 million, which included a $7.9 million expense related to the write-down of assets associated with the closure of the same Wisconsin facility. After considering the impact of the items related to the Wisconsin facility, income from operations between years was lower by approximately $25.6 million. The majority of the $25.6 million difference resulted from manufacturing cost increases due to under utilization of the production facilities, inefficiencies related to the initial year of a plant start up and increased costs for raw materials and components. Other factors that affected income from operations were the lower sales volumes and increased selling and administrative expenses.

The loss from operations for fiscal 2008 was $40.1 million, which included the $13.3 million gain that occurred in the fourth quarter. Restated income from operations for fiscal 2007 was $6.0 million, which included the $7.9 million expense related to the write-down of assets. After considering the impact of the items related to the closure of the Wisconsin facility, income from operations between years was lower by approximately $67.3 million. The reasons for the $67.3 million change between years are the same as those indicated for the fourth quarter.

General:

Other income was less in the fiscal 2008 fourth quarter because last year’s fourth quarter contained a dividend on a preferred stock investment. The preferred stock was redeemed in the second quarter of fiscal 2008 and other income for fiscal 2008 reflects a $37.0 million gain on the redemption of the preferred stock and final dividends. The effective tax rates vary significantly from the same periods a year ago. The variation reflected between years is due to the required recognition of the tax effect of certain events as discrete items in the quarter they occur rather than in the overall expected annual tax rate. In addition, the effective tax rates reflect our ability to tax benefit financial expenses including state taxes, our ability to utilize the dividend received deduction and the benefit from the research credit and the production activities deduction.

The company did not repurchase any outstanding common shares in fiscal 2008. The company had repurchased a total of $48.2 million of the $120 million share repurchase program authorized by the board of directors in fiscal 2007. The timing and amount of future share repurchases will be dependent upon future cash flows.

Change in Accounting for Pension Assets:

Effective July 2, 2007, Briggs & Stratton has changed the method it uses to compute the market related value of the assets within its qualified defined benefit pension plan. The market related value of pension assets is used to calculate the expected return on plan assets. The company believes that the new method is preferable as it more closely approximates the fair market value of the plan assets. For the three and twelve months ended June 29, 2008, the company recorded pre-tax pension income of $1.2 million and $4.9 million, respectively. Generally accepted accounting principles require that the impact of this change in accounting be applied retrospectively to all periods presented. As a result, all prior period financial statements have been restated to give effect to this change. The restated three and twelve months ended July 1, 2007 now reflects pre-tax pension income of $0.7 million and $2.6 million, respectively.

Restatement of Prior Year Results:

During the quarter ended March 30, 2008, the company identified errors in its previously filed financial statements on Form 10-K for the fiscal years ended July 1, 2007, July 2, 2006 and July 3, 2005 related to three separate items. First, the company did not properly expense rebates to certain customers in each year. Second, the company identified that certain inter-company receivable and payable accounts were out of balance, primarily related to transactions in fiscal 2004. Third, the company has historically incorrectly capitalized warranty costs into inventory.

The impact to the three and twelve months ended July 1, 2007 reported in this earnings release is an increase to net income of $0.2 million ($.01 per diluted share) and an increase in net income of $0.3 million ($.01 per diluted share), respectively.

We do not believe that these restatements are material to the company’s results of operations for any of the individual previously filed annual or quarterly financial statements; as such, the restatement will be reflected in the Company’s Annual Report on Form 10-K for fiscal 2008.

Outlook:

For fiscal 2009, the company projects that net income will be in the range of $42 to $46 million or $0.85 to $0.93 per diluted share. The estimate is based on the assumption that consolidated net sales will grow 5% to 6% between years primarily due to pricing initiatives. The estimate assumes that the markets for all our product categories will be relatively flat in fiscal 2009 and production levels will be similar to those in fiscal 2008. Operating income margins are projected to be in the range of 4.3% to 4.5%, and interest expense and other income are forecasted at $38 million and $5 million, respectively. The effective tax rate for the full year is projected to be 33% to 35%.

The company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 837-9780. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1268025.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer confidence; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2008	Restated 2007	2008	Restated 2007
NET SALES	$581,101	$677,572	$2,151,393	$2,156,833
COST OF GOODS SOLD	485,398	577,255	1,844,077	1,818,547
IMPAIRMENT CHARGE	—	7,907	—	43,088

Gross Profit on Sales	95,703	92,410	307,316	295,198

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	81,873	69,494	280,976	263,041

Income from Operations	13,830	22,916	26,340	32,157

INTEREST EXPENSE	(8,413)	(10,137)	(38,123)	(43,691)
OTHER INCOME, Net	1,570	5,660	41,392	14,836

Income before Provision (Credit) for Income Taxes	6,987	18,439	29,609	3,302

PROVISION (CREDIT) FOR INCOME TAXES	6,508	378	7,009	(3,399)

Net Income	$479	$18,061	$22,600	$6,701

Average Shares Outstanding	49,556	50,607	49,549	49,715

BASIC EARNINGS PER SHARE	$0.01	$0.36	$0.46	$0.13

Diluted Average Shares Outstanding	49,649	50,816	49,652	49,827

DILUTED EARNINGS PER SHARE	$0.01	$0.36	$0.46	$0.13

Segment Information

(In Thousands)

(Unaudited)

	Fourth Quarter		Twelve Months
	2008	Restated 2007	2008	Restated 2007
NET SALES:
Engines	$389,571	$462,370	$1,459,882	$1,447,051
Power Products	245,580	283,024	870,403	889,976
Inter-Segment Eliminations	(54,050)	(67,822)	(178,892)	(180,194)

Total *	$581,101	$677,572	$2,151,393	$2,156,833

* Includes foreign sales of	$124,330	$91,285	$566,758	$471,783

GROSS PROFIT ON SALES:
Engines	$78,421	$76,724	$270,961	$216,910
Power Products	18,178	19,713	39,376	80,359
Inter-Segment Eliminations	(896)	(4,027)	(3,021)	(2,071)

Total	$95,703	$92,410	$307,316	$295,198

INCOME FROM OPERATIONS:
Engines	$18,839	$24,849	$69,455	$26,514
Power Products	(4,113)	338	(40,094)	5,958
Inter-Segment Eliminations	(896)	(2,271)	(3,021)	(315)

Total	$13,830	$22,916	$26,340	$32,157

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(In Thousands)

(Unaudited)

	2008	Restated 2007
CURRENT ASSETS:
Cash and Cash Equivalents	$32,468	$29,469
Accounts Receivable, Net	320,568	327,475
Inventories	530,204	550,082
Deferred Income Tax Asset	53,496	55,520
Other	41,801	30,547

Total Current Assets	978,537	993,093

OTHER ASSETS:
Goodwill	248,328	250,107
Investments	21,956	47,326
Prepaid Pension	90,020	103,247
Deferred Loan Costs, Net	3,106	3,135
Other Intangible Assets, Net	90,687	92,556
Other Long-Term Assets, Net	8,827	6,686

Total Other Assets	462,924	503,057

PLANT AND EQUIPMENT:
At Cost	1,012,987	1,006,402
Less - Accumulated Depreciation	621,154	618,084

Plant and Equipment, Net	391,833	388,318

	$1,833,294	$1,884,468

CURRENT LIABILITIES:
Accounts Payable	$170,476	$187,776
Short-Term Borrowings	3,000	3,000
Current Maturity on Long-Term Debt	—	116,139
Accrued Liabilities	160,126	167,155

Total Current Liabilities	333,602	474,070

OTHER LIABILITIES:
Deferred Income Tax Liability	47,266	37,300
Accrued Pension Cost	36,173	39,438
Accrued Employee Benefits	18,521	20,072
Accrued Postretirement Health Care Obligation	161,684	186,868
Other Long-Term Liabilities	32,970	20,357
Long-Term Debt	365,555	267,909

Total Other Liabilities	662,169	571,944

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	77,246	73,728
Retained Earnings	1,082,553	1,107,514
Accumulated Other Comprehensive Loss	(110,234)	(128,951)
Treasury Stock, at Cost	(212,042)	(213,837)

Total Shareholders' Investment	837,523	838,454

	$1,833,294	$1,884,468

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Twelve Months Ended Fiscal June
	2008	Restated 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$22,600	$6,701
Depreciation and Amortization	68,886	74,314
Stock Compensation Expense	4,563	8,484
Impairment Items	—	43,088
Loss on Disposition of Plant and Equipment	2,708	2,939
Gain on Sale of Investment	(36,960)	—
Curtailment Gain	(13,288)	—
(Provision) Credit for Deferred Income Taxes	10,506	(17,447)
(Increase) Decrease in Accounts Receivable	6,906	(53,972)
Decrease in Inventories	18,390	7,132
Decrease in Other Current Assets	9,954	11,558
Increase (Decrease) in Accounts Payable and Accrued Liabilities	(22,157)	16,618
Other, Net	(10,819)	(11,576)

Net Cash Provided by Operating Activities	61,289	87,839

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(65,513)	(68,000)
Proceeds Received on Disposition of Plant and Equipment	680	599
Proceeds Received on Sale of Investment	66,011	—
Other, Net	(503)	—

Net Cash Provided by (Used in) Investing Activities	675	(67,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Repayments on Loans, Notes Payable and Long-Term Debt	(19,062)	(473)
Issuance Cost of Amended Revolver	(1,286)	—
Dividends	(43,560)	(43,870)
Stock Option Exercise Proceeds and Tax Benefits	991	3,694
Treasury Stock Purchases	—	(48,232)

Net Cash Used in Financing Activities	(62,917)	(88,881)

EFFECT OF EXCHANGE RATE CHANGES	3,952	2,821

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$2,999	$(65,622)

CASH AND CASH EQUIVALENTS, Beginning	$29,469	$95,091

CASH AND CASH EQUIVALENTS, Ending	$32,468	$29,469